EXHIBIT 5.1

Amsterdam, March 10, 2005

Postbus 7113
1007 JC Amsterdam
Strawinskylaan 1999
1077 XV Amsterdam
T +31 20 71 71 000
F +31 20 71 71 111

Mittal Steel Company N.V.
Hofplein 20, 15th floor
3032 AC Rotterdam
The Netherlands

Ladies and gentlemen,

This opinion letter is rendered to you in order to be filed as an exhibit to the registration statement on Form F-4 filed with the Securities and Exchange Commission on March 10, 2005.

We have acted as your legal counsel as to Netherlands law in connection with the issuance of a maximum number of 60,891,883 class A common shares in the share capital of Mittal Steel Company N.V. with a nominal value of EUR 0.01 (the “Issued Shares”) by Mittal Steel Company N.V., a public company with limited liability, organised under the laws of the Netherlands (“Mittal Steel”). The Issued Shares will be issued to holders of shares of common stock, par value $0.01 per share, of International Steel Group Inc. (the “ISG Shareholders”), in connection with the merger among International Steel Group Inc. and Park Acquisition Corp., a company incorporated under the laws of Delaware, in accordance with the terms of an Agreement and Plan of Merger and Reorganization among Mittal Steel, International Steel Group Inc. and Park Acquisition Corp. dated as of 24 October 2004 (the “Merger Agreement”).
NautaDutilh N.V. has its seat at Rotterdam, The Netherlands and is registered in the Commercial Register in Rotterdam under number 24338323. All services and other work are carried out under a contract for professional services (“overeenkomst van opdracht”) with NautaDutilh N.V., subject to the general conditions of NautaDutilh N.V. These general conditions include, among other provisions, a limitation of liability clause and have been filed with the Rotterdam Court of First Instance. They can be consulted at www.nautadutilh.com and will be provided free of charge upon request.
ABN AMRO Bank 46.69.93.293; Fortis Bank 64.21.43.218; Postbank 50296; Account Name: Stichting Beheer Derdengelden Advocatuur NautaDutilh.

Amsterdam, March 10, 2005

This opinion letter is addressed to you and may be provided to the ISG Shareholders. It may only be relied upon in connection with the foregoing. This opinion letter is strictly limited to the matters stated in it and may not be read as extending by implication to any matters not specifically referred to in it. Its contents may not be quoted, otherwise included, summarised or referred to in any publication or document or disclosed to any other party, in whole or in part, for any purpose, without our prior written consent.

In rendering the opinion expressed herein, we have exclusively reviewed and we have relied on the following documents: (i) a copy of the Merger Agreement, (ii) a fax copy of the deed of incorporation of Mittal Steel dated May 27, 1997 (the “Deed of Incorporation”), (iii) an authentic copy of the current articles of association of Mittal Steel as amended on December 17, 2004 (the “Articles of Association”), (iv) a copy of the certified extract from the Rotterdam Chamber of Commerce Commercial Register relating to Mittal Steel dated March 10, 2005 (the “Extract”) and (v) a copy of the proxy statement/prospectus (the “Prospectus”) included in the registration statement on Form F-4 (Registration No. 333-121220) as filed with the Securities and Exchange Commission on December 14, 2004, as amended by amendment No. 1 dated February 3, 2005, and amendment No. 2 dated March 2, 2005, which documents we deem necessary and appropriate to render the opinion expressed herein. We have relied on the correctness and completeness of the representations made by Mittal Steel in the Merger Agreement as to factual matters and assumed that the Merger Agreement has not been amended, novated, revoked, rescinded or nullified. We did not assess the economic merits and consequences of the transactions contemplated by the Merger Agreement.

This opinion letter sets out our opinion as at today’s date on certain matters of the laws with general applicability of the Netherlands, and, in so far as they are directly applicable in the Netherlands, of the European Community, as they stand at today’s date and as they are presently interpreted under published authoritative case law of the Netherlands courts, the European Court of First Instance and the European Court of Justice, as the case may be (“Netherlands Law”) and the opinion and statements expressed in this opinion letter are limited in all respects to, and are to be construed and interpreted in accordance with, Netherlands Law. Unless otherwise specifically stated herein, we do not express any opinion on public international law or on the rules promulgated under or by any treaty or treaty organisation, except insofar as such rules are directly applicable in the Netherlands, nor do we express any opinion on Netherlands or European competition law or tax law. No undertaking is assumed on our part to revise, update or amend this opinion letter in connection with or to notify or inform you of, any

Amsterdam, March 10, 2005

developments and/or changes under Netherlands Law subsequent to today’s date.

In this opinion letter, Netherlands legal concepts are expressed in English terms and not in their original Netherlands terms. The Netherlands legal concepts concerned may not be identical in meaning to the concepts described by the English terms as they exist under the law of other jurisdictions.

For the purposes of this opinion letter, we have assumed that:

a.	all documents reviewed by us as originals are complete and authentic and the signatures thereon are the genuine signatures of the persons purporting to have signed the same, all documents reviewed by us as drafts of documents or as fax, photo or electronic copies of originals are in conformity with the executed originals thereof and such originals are complete and authentic and the signatures thereon are the genuine signatures of the persons purporting to have signed the same;

b.	prior to the issuance of the Issued Shares, (i), if applicable, an accountant’s certificate will be received stating that the value of the contribution to be made at least equals the amount payable on the Issued Shares, (ii) the contribution to be made in accordance with the Deed of Issue has in fact been paid, and (iii) the document or documents containing the resolution of the managing board and the resolutions to be made by the extraordinary general meeting of shareholders with respect to the Merger Agreement and the issuance of the Issued Shares (the “Minutes”) will be validly signed, will be in full force and effect, will correctly reflect the resolutions stated in the Minutes and the statements made in the Minutes will be complete and correct; and

c.	the deed of issue relating to the Issued Shares to be prepared by NautaDutilh as to be executed by Mittal Steel and others (the “Deed of Issue”) will be validly signed and will be in full force and effect.

Based upon and subject to the foregoing and subject to the qualification set forth herein and to any matters, documents or events not disclosed to us, we express the following opinion:

After the execution of the Deed of Issue, the Issued Shares will have been validly issued by Mittal Steel in accordance with (i) Netherlands Law and (ii) the Articles of Association and will be fully paid up and non-assessable.

The opinions expressed above are subject to the following qualification:

Amsterdam, March 10, 2005

The concept of non-assessable does not exist with respect to shares in a Netherlands public company with limited liability, however under Netherlands law no holder of shares in a Netherlands public company with limited liability will, by reason of being such a holder alone, be subject to personal liability, after such shares have been fully paid up.

We consent to the filing of this opinion as an exhibit to the registration statement on Form F-4 (Registration No. 333-121220) and further consent to the reference to our firm in the registration statement on Form F-4 under the section “Legal Matters”.

Yours faithfully,

/s/ Petra Zijp

NautaDutilh N.V.